Filed Pursuant to Rule 433
                                                         File No.: 333-118843-50

   The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the depositor.

   The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC (the "Underwriter") makes no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The Underwriter and its affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

                         THE SERIES 2006-2 CERTIFICATES

                       Initial Class
                        Balance or        Pass-
                         Component       Through                                                           Minimum
Class                   Balance(1)         Rate           Principal Types          Interest Types        Denomination
-----                   ----------         ----           ---------------          --------------        ------------
Offered
Certificates

Class 1-CB-1.......     $51,314,000       6.000%       Senior, Pass-Through             Fixed Rate           $1,000
Class 2-CB-1.......     $90,220,000       6.000%       Senior, Pass-Through             Fixed Rate           $1,000
Class 3-CB-1.......     $75,638,000       6.500%       Senior, Pass-Through             Fixed Rate           $1,000
Class 4-CB-1.......     $58,238,000       6.500%       Senior, Pass-Through             Fixed Rate           $1,000
Class CB-IO........       (3)              (3)         Senior, Component             Interest Only       $1,000,000
Class CB-PO........       (4)              (4)         Senior, Component            Principal Only          $25,000
Class 5-A-1........     $17,627,000        (5)         Senior, Sequential Pay        Floating Rate           $1,000
                                                                                  Inverse Floating Rate,
Class 5-A-2........       (6)              (7)         Senior, Notional Amount       Interest Only       $1,000,000
Class 5-A-3........     $13,777,000       6.000%       Super Senior, Lockout            Fixed Rate           $1,000
                                                       Super Senior Support,
Class 5-A-4........      $1,531,000       6.000%                Lockout                 Fixed Rate           $1,000
Class 5-A-5........     $35,797,000       6.000%       Senior, Sequential Pay           Fixed Rate           $1,000
Class 5-A-6........      $4,333,000       6.000%       Senior, Sequential Pay           Fixed Rate           $1,000
Class 5-A-R........            $100       6.000%       Senior, Sequential Pay           Fixed Rate             $100
Class 5-IO.........       (6)             6.000%       Senior, Notional Amount       Interest Only       $1,000,000
Class 5-PO.........        $298,441        (8)         Senior, Ratio Strip          Principal Only          $25,000
Class 6-A-1........     $39,800,000       5.500%       Senior, Pass-Through             Fixed Rate           $1,000
Class 7-A-1........     $34,898,000       6.000%       Senior, Pass-Through             Fixed Rate           $1,000
Class 15-IO........       (9)              (9)         Senior, Component             Interest Only       $1,000,000
Class 15-PO........      (10)              (10)        Senior, Component            Principal Only          $25,000
Class B-1..........      $8,455,000        (11)            Subordinated              Variable Rate          $25,000
Class B-2..........      $3,336,000        (11)            Subordinated              Variable Rate          $25,000
Class B-3..........      $2,446,000        (11)            Subordinated              Variable Rate          $25,000

                                                                              Initial Rating of
                                                        Final Scheduled          Certificates
                        Incremental     Certificate       Distribution        -----------------
Class                  Denomination         Form            Date(2)           Fitch     Moody's
-----                  ------------         ----            -------           -----     -------
Offered
Certificates

Class 1-CB-1.......            $1        Book-Entry       March 25, 2036       AAA       Aaa
Class 2-CB-1.......            $1        Book-Entry       March 25, 2036       AAA       Aaa
Class 3-CB-1.......            $1        Book-Entry       March 25, 2036       AAA       Aaa
Class 4-CB-1.......            $1        Book-Entry       March 25, 2036       AAA       Aaa
Class CB-IO........            $1        Book-Entry       March 25, 2036       AAA       Aaa
Class CB-PO........            $1        Book-Entry       March 25, 2036       AAA       Aaa
Class 5-A-1........            $1        Book-Entry       March 25, 2036       AAA       Aaa

Class 5-A-2........            $1        Book-Entry       March 25, 2036       AAA       Aaa
Class 5-A-3........            $1        Book-Entry       March 25, 2036       AAA       Aaa

Class 5-A-4........            $1        Book-Entry       March 25, 2036       AAA       Aaa
Class 5-A-5........            $1        Book-Entry       March 25, 2036       AAA       Aaa
Class 5-A-6........            $1        Book-Entry       March 25, 2036       AAA       Aaa
Class 5-A-R........           N/A        Definitive       March 25, 2036       AAA       None
Class 5-IO.........            $1        Book-Entry       March 25, 2036       AAA       Aaa
Class 5-PO.........            $1        Book-Entry       March 25, 2036       AAA       Aaa
Class 6-A-1........            $1        Book-Entry       March 25, 2021       AAA       Aaa
Class 7-A-1........            $1        Book-Entry       March 25, 2021       AAA       Aaa
Class 15-IO........            $1        Book-Entry       March 25, 2021       AAA       Aaa
Class 15-PO........            $1        Book-Entry       March 25, 2021       AAA       Aaa
Class B-1..........            $1        Book-Entry       March 25, 2036       AA        None
Class B-2..........            $1        Book-Entry       March 25, 2036        A        None
Class B-3..........            $1        Book-Entry       March 25, 2036       BBB       None

                           Initial Class
                            Balance or        Pass-
                             Component       Through                                                           Minimum
Class                       Balance(1)         Rate         Principal Types(2)        Interest Types(2)      Denomination
-----                       ----------         ----         ------------------        -----------------      ------------
Components

Class 1-CB-IO               (12)              6.000%          Notional Amount          Fixed Rate,                N/A
                                                                                       Interest Only
Class 2-CB-IO               (12)              6.000%          Notional Amount          Fixed Rate,                N/A
                                                                                       Interest Only
Class 3-CB-IO               (12)              6.000%          Notional Amount          Fixed Rate,                N/A
                                                                                       Interest Only
Class 4-CB-IO               (12)              6.000%          Notional Amount          Fixed Rate,                N/A
                                                                                       Interest Only
Class 6-15-IO               (12)              5.750%          Notional Amount          Fixed Rate,                N/A
                                                                                       Interest Only
Class 7-15-IO               (12)              5.750%          Notional Amount          Fixed Rate,                N/A
                                                                                       Interest Only              N/A
Class 1-CB-PO                $455,662          (13)               Ratio Strip          Principal Only             N/A
Class 2-CB-PO              $1,187,576          (13)               Ratio Strip          Principal Only             N/A
Class 3-CB-PO                $242,881          (13)               Ratio Strip          Principal Only             N/A
Class 4-CB-PO                $284,778          (13)               Ratio Strip          Principal Only             N/A
Class 6-15-PO                $538,813          (13)               Ratio Strip          Principal Only             N/A
Class 7-15-PO                $189,253          (13)               Ratio Strip          Principal Only             N/A
Non-Offered
Certificates
Class B-4.........         $1,780,000          (11)              Subordinated           Variable Rate             N/A
Class B-5.........         $1,334,000          (11)              Subordinated           Variable Rate             N/A
Class B-6.........         $1,112,841          (11)              Subordinated           Variable Rate             N/A

                                                                            Initial Rating of
                                                       Final Scheduled       Certificates(4)
                       Incremental     Certificate       Distribution       -----------------
Class                 Denomination         Form            Date(3)          Fitch     Moody's
-----                 ------------         ----            -------          -----     -------
Components

Class 1-CB-IO             N/A              N/A               N/A              N/A        N/A

                          N/A              N/A               N/A              N/A        N/A
Class 2-CB-IO

                          N/A              N/A               N/A              N/A        N/A
Class 3-CB-IO

                          N/A              N/A               N/A              N/A        N/A
Class 4-CB-IO

                          N/A              N/A               N/A              N/A        N/A
Class 6-15-IO

                          N/A              N/A               N/A              N/A        N/A
Class 7-15-IO             N/A              N/A               N/A              N/A        N/A
Class 1-CB-PO             N/A              N/A               N/A              N/A        N/A
Class 2-CB-PO             N/A              N/A               N/A              N/A        N/A
Class 3-CB-PO             N/A              N/A               N/A              N/A        N/A
Class 4-CB-PO             N/A              N/A               N/A              N/A        N/A
Class 6-15-PO             N/A              N/A               N/A              N/A        N/A
Class 7-15-PO             N/A              N/A               N/A              N/A        N/A
Non-Offered
Certificates
Class B-4.........        N/A              N/A               N/A               BB        None
Class B-5.........        N/A              N/A               N/A               B         None
Class B-6.........        N/A              N/A               N/A              None       None

-------------------------------------
(1) Approximate. The initial class balance of the offered certificates may vary by a total of plus or minus 5%.

(2) The final scheduled distribution date represents the distribution date in the month following the latest maturity date of any mortgage loan in the related loan group or the mortgage pool, as the case may be. The actual final payment on your offered certificates could occur earlier or later than the final scheduled distribution date.

(3) The Class CB-IO Certificates are interest only certificates and will be deemed for purposes of distributions of interest to consist of four components: the Class 1-CB-IO, Class 2-CB-IO, Class 3-CB-IO and Class 4-CB-IO Components. The components of a class are not severable. The initial notional amount of the Class CB-IO Certificates will be approximately $5,264,595.

(4) The Class CB-PO Certificates are principal only certificates and will be deemed for purposes of distributions of principal to consist of four components: the Class 1-CB-PO, Class 2-CB-PO, Class 3-CB-PO and Class 4-CB-PO Components. The components of a class are not severable. The initial class balance of the Class CB-PO Certificates will be approximately $2,170,897.

(5) During the initial interest accrual period, interest will accrue on the Class 5-A-1 Certificates at the rate of 5.420% per annum. During each interest accrual period after the initial, interest will accrue on the Class 5-A-1 Certificates at a per annum rate equal to (i) 0.850% plus (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.850% and a maximum rate of 6.000%. In addition, under certain circumstances, the Class 5-A-1 Certificates will be entitled to amounts received under a yield maintenance agreement.

(6) The Class 5-A-2 and Class 5-IO Certificates are interest only certificates, have no class balances and will bear interest on their notional amounts (initially approximately $17,627,000 and $5,556,109, respectively).

(7) During the initial interest accrual period, interest will accrue on the Class 5-A-2 Certificates at the rate of 0.580% per annum. During each interest accrual period after the initial, interest will accrue on the Class 5-A-2 Certificates at a per annum rate equal to (i) 5.150% minus (ii) LIBOR, determined monthly, subject to a minimum rate of 0.000% and a maximum rate of 5.150%.

(8) The Class 5-PO Certificates are principal only certificates and will not be entitled to distributions of interest.

(9) The Class 15-IO Certificates are interest only certificates and will be deemed for purposes of distributions of interest to consist of two components: the Class 6-15-IO and Class 7-15-IO Components. The components of a class are not severable. The initial notional amount of the Class 15-IO Certificates will be approximately $1,940,983.

(10) The Class 15-PO Certificates are principal only certificates and will be deemed for purposes of distributions of principal to consist of two components: the Class 6-15-PO and Class 7-15-PO Components. The components of a class are not severable. The initial class balance of the Class 15-PO Certificates will be approximately $728,066.

(11) Interest will accrue on the subordinate certificates for each distribution date at a per annum rate equal to the weighted average (based on the excess, if any, of the sum of the non-PO portion of the mortgage loans in each loan group over the sum of the class balances of the senior non-PO certificates in the related group) of (i) with respect to loan group 1, 6.000%, (ii) with respect to loan group 2, 6.000%, (iii) with respect to loan group 3, 6.500%, (iv) with respect to loan group 4, 6.500%, (v) with respect to loan group 5, 6.000%, (vi) with respect to loan group 6, 5.500% and (vii) with respect to loan group 7, 6.000%. For the initial distribution date in March 2006, this rate is expected to be approximately 6.110305% per annum.

(12) The Class 1-CB-IO, Class 2-CB-IO, Class 3-CB-IO, Class 4-CB-IO, Class 6-15-IO and Class 7-15-IO Components are interest only components, have no principal balance and will bear interest on their notional amounts (initially approximately $898,959, $1,410,104, $1,549,973, $1,405,559,
     $1,107,184 and $833,799, respectively).

(13) The Class 1-CB-PO, Class 2-CB-PO, Class 3-CB-PO, 4-CB-PO, 6-15-PO and Class 7-15-PO Components are principal only components and will not be entitled to distributions of interest.

Senior Principal Distribution Amount

   For the Senior Non-PO Certificates of group 1:

   On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 1 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 1 remaining after payment of funds due to the Trustee and distributions of interest on the group 1 Certificates and IO Component and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 1 and the denominator of which is the sum of the PO Principal Amount for loan group 1 and the Senior Principal Distribution Amount for loan group 1, as principal to the Class 1-CB-1 Certificates until their Class Balance has been reduced to zero.

   For the Senior Non-PO Certificates of group 2:

   On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 2 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 2 remaining after payment of funds due to the Trustee and distributions of interest on the group 2 Certificates and IO Component and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 2 and the denominator of which is the sum of the PO Principal Amount for loan group 2 and the Senior Principal Distribution Amount for loan group 2, as principal to the Class 2-CB-1 Certificates until their Class Balance has been reduced to zero.

   For the Senior Non-PO Certificates of group 3:

   On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 3 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 3 remaining after payment of funds due to the Trustee and distributions of interest on the group 3 Certificates and IO Component and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 3 and the denominator of which is the sum of the PO Principal Amount for loan group 3 and the Senior Principal Distribution Amount for loan group 3, as principal to the Class 3-CB-1 Certificates until their Class Balance has been reduced to zero.

   For the Senior Non-PO Certificates of group 4:

   On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 4 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 4 remaining after payment of funds due to the Trustee and distributions of interest on the group 4 Certificates and IO Component and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 4 and the denominator of which is the sum of the PO Principal Amount for loan group 4 and the Senior Principal Distribution Amount for loan group 4, as principal to the Class 4-CB-1 Certificates until their Class Balance has been reduced to zero.

   For the Senior Non-PO Certificates of group 5:

   On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 5 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 5 remaining after payment of funds due to the Trustee and distributions of interest on the group 5 Certificates and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 5 and the denominator of which is the sum of the PO Principal Amount for loan group 5 and the Senior Principal Distribution Amount for loan group 5, as principal, sequentially, as follows:

   first, to the Class 5-A-R Certificate, until its Class Balance has been reduced to zero;

   second, concurrently, to the Class 5-A-3 and Class 5-A-4 Certificates, pro rata, up to the Priority Amount for that Distribution Date;

   third, $1,000 to the Class 5-A-1 Certificates, until their Class Balance has been reduced to zero;

   fourth, sequentially, $276,897 to the Class 5-A-5 and Class 5-A-6 Certificates, in that order, until their Class Balances have been reduced to zero;

   fifth, sequentially, to the Class 5-A-1, Class 5-A-5 and Class 5-A-6 Certificates, in that order, until their Class Balances have been reduced to zero; and

   sixth, concurrently, to the Class 5-A-3 and Class 5-A-4 Certificates, pro rata, until their Class Balances have been reduced to zero.

   For the Senior Non-PO Certificates of group 6:

   On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 6 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 6 remaining after payment of funds due to the Trustee and distributions of interest on the group 6 Certificates and IO Component and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 6 and the denominator of which is the sum of the PO Principal Amount for loan group 6 and the Senior Principal Distribution Amount for loan group 6, as principal to the Class 6-A-1 Certificates until their Class Balance has been reduced to zero.

   For the Senior Non-PO Certificates of group 7:

   On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 7 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 7 remaining after payment of funds due to the Trustee and distributions of interest on the group 7 Certificates and IO Component and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 7 and the denominator of which is the sum of the PO Principal Amount for loan group 7 and the Senior Principal Distribution Amount for loan group 7, as principal to the Class 7-A-1 Certificates until their Class Balance has been reduced to zero.

   The "Priority Amount" for any Distribution Date will be equal to the lesser of (i) the sum of the class balances of the Class 5-A-3 and Class 5-A-4 Certificates and (ii) the product of (a) the Non-PO Principal Amount for loan group 5, (b) the Shift Percentage and (c) the Priority Percentage.

   The "Priority Percentage" for any Distribution Date will equal (i) the sum of the class balances of the Class 5-A-3 and Class 5-A-4 Certificates divided by
(ii) the Pool Principal Balance (Non-PO Portion) for loan group 5.

   The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

Distribution Date Occurring In              Shift Percentage
------------------------------              ----------------
March 2006 through February 2011.....               0%
March 2011 through February 2012.....              30%
March 2012 through February 2013.....              40%
March 2013 through February 2014.....              60%
March 2014 through February 2015.....              80%
March 2015 and thereafter............              100%